EXHIBIT 99.1

BMHC ACHIEVES RECORD RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2004

Annual Sales Exceed $2 Billion

Net Income for the Year More than Doubles to $53.9 Million

            SAN FRANCISCO (February 8, 2005) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of building products and construction services to professional residential builders and contractors, today reported that sales for the fourth quarter of 2004 increased 28% to a record $539.3 million, compared to $420.1 million in the fourth quarter of 2003. For the year, sales increased 50% to $2.1 billion compared to $1.4 billion in 2003.

Net income for the fourth quarter of 2004 more than tripled to a record $19.0 million or $1.34 per diluted share, compared to $5.8 million or $0.43 per diluted share for the fourth quarter of 2003. For the year, net income increased to $53.9 million or $3.87 per diluted share, compared to $19.9 million or $1.48 per diluted share in 2003. Net income for the quarter benefited by $3.8 million net of tax, or $0.27 per share, from lower than expected insurance costs.

Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “This has been a landmark year in which we achieved our best-ever sales and net income. Both of our business segments, BMC West and BMC Construction, performed solidly throughout 2004, generating strong sales and operating results. Our record setting financial performance is a testament to the commitment of all of our employees to executing BMHC’s business strategy. We are extremely pleased with the demonstrated success that has resulted from our focus on delivering building products and construction services in key growth areas across the U.S.

“BMHC has consistently been an industry leader in providing building products and superior services to professional residential builders. We are committed to building upon this core component of our business philosophy to grow our market share and continue building our reputation in an evolving industry. We believe our strong foundation should enable us to move quickly and benefit from the strength in housing demand and construction activity in targeted markets. Looking ahead, we remain steadfast in our plan to increase our market share through acquisitions and the expansion of our construction services business. We are confident that our strategy will deliver long-term growth and enhance shareholder return,” Mr. Mellor concluded.

BMC West

Sales for the quarter increased 19% to $323.1 million compared to $271.5 million in the same period a year ago. For the year, sales were over $1.3 billion compared to $1.0 billion in 2003. The increase in sales was the result of growth in comparable business unit sales and higher commodity wood product prices.

Operating income increased 60% to $24.0 million for the fourth quarter from $15.0 million in the same quarter a year ago. Operating income for the year increased 75% to $96.1 million compared to $54.8 million in 2003. The improvement was the result of effective inventory management and leveraging of operating expenses as a percentage of sales.

BMC Construction

Sales for the quarter increased 45% to $216.2 million compared to $148.6 million in the same quarter a year ago. For the year, sales were $753.7 million compared to sales of $408.2 million in 2003. Higher sales were a function of strong construction activity in our markets, rising labor and material costs as well as the benefit of acquisitions ($10.9 million for the quarter and $184.6 million for the year).

Operating income for the quarter more than quadrupled to $21.7 million from $4.6 million in 2003. For the year, operating income more than tripled to $59.7 million compared to $19.0 million in 2003. The increase was attributable to improved operating performance in most of our markets, particularly the Southwest region.

Teleconference and Webcast

BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time to discuss financial results for the fourth quarter and year ended December 31, 2004. The conference call can be accessed by dialing 877-223-0437 (Domestic) or 706-643-0552 (International). A replay will be available through February 15, 2005 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International). The required passcode for the replay is 3348776. The conference call and replay can be accessed via audio webcast at BMHC’s website at www.bmhc.com. An archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About Building Materials Holding Corporation

BMHC is one of the largest building products distribution and residential construction services companies in the United States.  Our two subsidiaries, BMC West and BMC Construction, specialize in providing building products, construction services and component manufacturing to national, regional and local builders and contractors.  To learn more about BMHC, visit our website at www.bmhc.com.

            Business Risks and Forward-Looking Statements

There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past financial performance or expected results. Information regarding business risks and uncertainties is contained in our Annual Report on Form 10-K for the period ended December 31, 2003 and periodic filings with the Securities and Exchange Commission. These risks or uncertainties may include, but are not limited to changes in the overall condition of the U.S. economy, including job formation, interest rates and consumer confidence; fluctuations in our costs and availability of sourcing channels for commodity wood products and building materials; changes in the business models of our customers; changes in our competition; future integration of acquired businesses which may not result in anticipated cost savings and revenue synergies being fully realized or it may take longer to realize than expected; availability of and ability to attract, train and retain highly-qualified individuals; unanticipated weather conditions, including natural catastrophic events such as earthquakes, fire, flood, hurricanes, tornadoes, etc.; implementation of cost structures that align with revenue growth; actual and perceived vulnerabilities as a result of terrorist activities and armed conflict; international supply and demand for key building materials and numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements.  While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve inherent risks and uncertainties, including those described in the preceding paragraph, that may cause actual results to differ materially from our historical experience and present expectations. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release.  We undertake no obligation to update forward-looking statements.

CONTACTS:	Bill Smartt Senior Vice President and Chief Financial Officer (415) 627-9100	Ellis Goebel Senior Vice President, Business Development and Investor Relations (415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales
Building products	$284,213	$245,622	$1,186,663	$917,019
Construction services	255,096	174,466	904,362	498,052
Total sales	539,309	420,088	2,091,025	1,415,071

Costs and operating expenses
Cost of goods sold
Building products	211,825	186,131	897,725	688,354
Construction services	209,635	157,575	768,407	436,908
Impairment of assets	1,001	829	2,274	829
Selling, general and administrative expenses	81,459	64,562	317,002	250,319
Other (income), net	(515)	(1,394)	(2,491)	(1,768)
Total costs and operating expenses	503,405	407,703	1,982,917	1,374,642

Income from operations	35,904	12,385	108,108	40,429

Interest expense	3,376	2,452	13,560	9,279

Income before income taxes, minority interests and equity earnings	32,528	9,933	94,548	31,150

Income taxes	12,435	3,298	35,198	11,402

Minority interests, net	(1,047)	(857)	(5,440)	(1,250)

Equity earnings, net of tax of $918	—	—	—	1,431

Net income	$19,046	$5,778	$53,910	$19,929

Net income per share:

Basic	$1.39	$0.43	$4.00	$1.50

Diluted	$1.34	$0.43	$3.87	$1.48

Weighted average number of shares:

Basic	13,689	13,327	13,494	13,279

Diluted	14,258	13,496	13,923	13,441

BUILDING MATERIALS HOLDING CORPORATION
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$19,496	$19,506
Receivables, net of allowances of $4,367 and $2,425	238,071	187,790
Inventory	153,391	111,146
Unbilled receivables	17,196	8,625
Marketable securities	2,216	—
Deferred income taxes	11,913	8,629
Prepaid expenses and other current assets	7,317	5,243

Total current assets	449,600	340,939

Property and equipment, net	164,311	165,400
Marketable securities	16,760	—
Other long-term assets	16,281	10,692
Other intangibles, net	15,776	14,423
Goodwill	80,316	72,745

Total assets	$743,044	$604,199

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$164,485	$109,067
Billings in excess of costs and estimated earnings	11,274	12,069
Current portion of long-term debt	3,404	2,905

Total current liabilities	179,163	124,041

Deferred income taxes	297	5,354
Long-term debt	206,418	186,773
Other long-term liabilities	23,163	13,276

Total liabilities	409,041	329,444

Minority interests	6,325	3,745

Shareholders’ equity
Common stock, $0.001 par value, 20,000,000 shares authorized; 13,852,683 and 13,333,711 shares issued and outstanding respectively	14	13
Additional paid-in capital	123,211	115,282
Retained earnings	205,812	155,715
Accumulated other comprehensive loss, net	(1,359)	—

Total shareholders’ equity	327,678	271,010

Total liabilities, minority interests and shareholders’ equity	$743,044	$604,199

BUILDING MATERIALS HOLDING CORPORATION
Segment Information
(thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales
BMC West	$323,124	$271,456	$1,337,324	$1,006,904

BMC Construction	216,185	148,632	753,701	408,167
	$539,309	$420,088	$2,091,025	$1,415,071
Income from Operations
BMC West	$23,954	$14,988	$96,083	$54,826

BMC Construction	21,681	4,647	59,689	18,954

Corporate and other	(9,731)	(7,250)	(47,664)	(33,351)
	$35,904	$12,385	$108,108	$40,429

We evaluate our results of operations including and excluding recent acquisitions. We believe a presentation of sales and income from operations excluding acquisitions not operating in the comparable periods enhances an understanding of our operating results for the respective reporting periods.

A reconciliation of sales and income from operations before recent acquisitions for the three and twelve months ended December 31, 2004 and 2003 is provided in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Sales
BMC West	$323,124	$271,456	$1,337,324	$1,006,904
Less: Acquisitions	(3,994)	—	(36,854)	—
	319,130	271,456	1,300,470	1,006,904

BMC Construction	216,185	148,632	753,701	408,167
Less: Acquisitions	(10,884)	—	(184,553)	—
	205,301	148,632	569,148	408,167
	$524,431	$420,088	$1,869,618	$1,415,071
Income from Operations
BMC West	$23,954	$14,988	$96,083	$54,826
Less: Acquisitions (income) loss	22	—	2,815	—
	23,976	14,988	98,898	54,826

BMC Construction	21,681	4,647	59,689	18,954
Less: Acquisitions (income) loss	(245)	—	(5,579)	—
	21,436	4,647	54,110	18,954

Corporate and other	(9,731)	(7,250)	(47,664)	(33,351)
	$35,681	$12,385	$105,344	$40,429